Exhibit 99.1

DURECT’s Collaboration with Alpharma Clears HSR Review and is Effective

CUPERTINO, CA, October 29, 2008 / PRNewswire-First Call via COMTEX/ — DURECT Corporation (Nasdaq: DRRX) announced today that the previously announced development and license agreement with Alpharma Ireland Limited, an affiliate of Alpharma Inc. (NYSE: ALO), granting such party the exclusive worldwide rights to develop and commercialize ELADUR™, DURECT’s investigational transdermal bupivacaine patch, has cleared review under the Hart-Scott-Rodino (HSR) Antitrust Improvements Act of 1976 and has become effective.

Under the terms of the agreement between Alpharma Ireland Limited and DURECT, Alpharma has paid DURECT an upfront license fee of $20 million, with possible additional payments of up to $93 million upon the achievement of predefined development and regulatory milestones spread over multiple clinical indications and geographical territories as well as possible additional payments of up to $150 million in sales based milestones. If ELADUR is commercialized, Durect would also receive a royalty on product sales. Alpharma will control and fund the development program.

“We’re pleased to be working on the development and commercialization of this product candidate with a team at Alpharma that has been very creative and aggressive in building a leading pain franchise,” stated James E. Brown, President and CEO of DURECT.

ELADUR is an investigational transdermal drug patch intended to deliver bupivacaine for up to 3 days from a single application. DURECT has previously announced positive results for ELADUR from a 60 patient Phase IIa clinical trial of patients suffering from PHN. A poster describing this study was presented at the 27th Annual Scientific Meeting of the American Pain Society on May 8, 2008 and is accessible on DURECT’s website (http://www.durect.com/wt/durect/page_name/Publications).

The US Food and Drug Administration (FDA) has granted to DURECT orphan drug designation for bupivacaine for relief of persistent pain associated with post-herpetic neuralgia (PHN). Bupivacaine is a long-acting, local anesthetic drug used in regional anesthesia for local tissue infiltration, nerve block, and epidural and intrathecal anesthesia. If ELADUR is the first bupivacaine product approved for PHN, under the 1983 Orphan Drug Act, ELADUR would receive seven years of market exclusivity following the approval of the product by the FDA.

About Alpharma

Alpharma Inc. (NYSE: ALO) is a global specialty pharmaceutical company with leadership positions in products for humans and animals. Alpharma is presently active in more than 80 countries. Alpharma has a growing branded pharmaceutical franchise in the U.S. pain market with its KADIAN® (morphine sulfate extended-release) Capsules, and the FLECTOR® Patch (diclofenac epolamine topical patch) 1.3%. Alpharma is also internationally recognized as a leading provider of pharmaceutical products for poultry and livestock.

About DURECT Corporation

DURECT is an emerging specialty pharmaceutical company developing innovative drugs for pain and other chronic diseases, with late-stage development programs including REMOXY®, POSIDUR™, ELADUR™, and TRANSDUR™-Sufentanil. DURECT’s proprietary oral, transdermal and injectable depot delivery technologies enable new indications and superior clinical/commercial attributes such as abuse deterrence, improved convenience, compliance, efficacy and safety for small molecule and biologic drugs. For more information, please visit www.durect.com.

NOTE: KADIAN® is a registered trademark of Alpharma Pharmaceuticals LLC. FLECTOR® is a registered trademark of IBSA Institut Biochimique SA. POSIDUR™, ELADUR™ and TRANSDUR™ are trademarks of DURECT Corporation. REMOXY, POSIDUR, ELADUR and TRANSDUR-Sufentanil are drug candidates under development and have not been approved for commercialization by the US Food and Drug Administration or other health authorities.

Forward-Looking Statement

The statements in this press release regarding ELADUR, its anticipated attributes and commercial potential, its potential to receive seven years of market exclusivity as an orphan drug and the milestone and royalty payments and other consideration that may be potentially paid to DURECT under DURECT’s license agreement with Alpharma Ireland Limited are forward-looking statements involving risks and uncertainties that can cause actual results to differ materially from those in such forward-looking statements. Potential risks and uncertainties include, but are not limited to, the risk that ELADUR may not be the first bupivacaine product approved for PHN, Alpharma’s and DURECT’s ability to design, enroll, conduct and complete clinical trials, complete the design, development, and manufacturing process development of ELADUR, obtain product and manufacturing approvals from regulatory agencies and manufacture and commercialize ELADUR, marketplace acceptance of the product candidate and that the agreement may be terminated under conditions specified in the agreement. Further information regarding these and other risks is included in DURECT’s Form 10-Q dated August 8, 2008 filed with the Securities and Exchange Commission under the heading “Risk Factors.”

SOURCE:

DURECT Corporation:

Matthew J. Hogan

Chief Financial Officer

DURECT Corporation

408-777-4936

Matt.hogan@durect.com